                                                                      Exhibit 21

                                  SUBSIDIARIES

Listed below are the principal subsidiaries of Kaiser Aluminum Corporation, the jurisdiction of their incorporation or organization, and the names under which such subsidiaries do business. Certain subsidiaries are omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                                                                       Place of
                                                                       Incorporation
         Name                                                          or Organization

         Alpart Jamaica Inc. .......................................   Delaware
         Alumina Partners of Jamaica (partnership)..................   Delaware
         Anglesey Aluminium Limited.................................   United Kingdom
         Kaiser Alumina Australia Corporation(1)....................   Delaware
         Kaiser Aluminium International, Inc.(1)....................   Delaware
         Kaiser Aluminum & Chemical Corporation(1)..............   Delaware
         Kaiser Aluminum & Chemical of Canada Limited...........   Ontario
         Kaiser Bauxite Company.....................................   Nevada
         Kaiser Bellwood Corporation(1).............................   Delaware
         Kaiser Finance Corporation(1) .............................   Delaware
         Kaiser Jamaica Bauxite Company (partnership)...............   Jamaica
         Kaiser Jamaica Corporation.................................   Delaware
         Queensland Alumina Limited.................................   Queensland
         Volta Aluminium Company Limited............................   Ghana

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(1)      Filed a petition for reorganization under the Code.